Exhibit 99.1

Cadence Bancorporation reports

SECOND QUARTER 2019 FINANCIAL RESULTS

HOUSTON (July 22, 2019) – Cadence Bancorporation (NYSE:CADE) (“Cadence”) today announced net income for the quarter ended June 30, 2019 of $48.3 million, or $0.37 per diluted common share (“per share”), compared to $48.0 million or $0.57 per share for the quarter ended June 30, 2018, and $58.2 million or $0.44 per share for the quarter ended March 31, 2019. The first and second quarters of 2019 included merger related expenses of $22.0 million or $0.13 per share and $4.6 million or $0.03 per share, respectively.

“The results for second quarter of 2019 reflect continued organic loan and deposit growth and solid fundamental trends, that were unfortunately negatively impacted by higher credit costs including net charge-offs of $18.6 million and loan provisions of $28.9 million.  While the credit results are certainly disappointing, there have been many positive developments this year that add further strength to our platform.  As a reminder, in the first quarter of 2019, we meaningfully diversified assets and deposits with the State Bank & Trust (“State Bank”) merger and protected our interest income with the addition of a well-timed interest rate collar.  This quarter, we sold non-strategic acquired loans and grew originated loans 4.0% year-to-date, reflecting an intentional moderation of growth compared to prior years.  Additionally, we further lowered our use of wholesale funding and enhanced our capital base while lowering ongoing debt as we refinanced senior debt with sub-debt on attractive terms.  Our tangible book value per share increased over 7% from last quarter to $14.21.  The State Bank merger integration continues to progress well on all fronts, and we are encouraged by our prospects to grow this core business throughout Georgia.  We continue to focus on building our quality growth throughout our regional markets, while investing in scalable infrastructure to support ongoing customer service and profitable growth.  Looking forward, we believe the cumulative effect of these actions position Cadence well for future success,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation.

Adjusted Performance Metrics:

•

Adjusted net income(1), excluding non-routine income and expenses(2) primarily related to the merger, was $51.5 million for the second quarter of 2019, an increase of $9.3 million or 22.2% compared to the second quarter of 2018 and a decrease of $24.0 million or 31.8% compared to the first quarter of 2019.

•	Adjusted EPS(1) for the second quarter of 2019 of $0.40 decreased by $0.10 compared to adjusted EPS for the prior year quarter of $0.50 and decreased by $0.18 for the linked quarter of $0.58.
•

Annualized returns on average assets and tangible common equity(1) for the second quarter of 2019 were 1.10% and 12.23%, respectively, compared to 1.72% and 18.79%, respectively, for the second quarter of 2018, and 1.34% and 15.54%, respectively, for the first quarter of 2019.

o

Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) for the second quarter of 2019 were 1.17% and 12.96%, respectively, compared to 1.51% and 16.54%, respectively, for the second quarter of 2018 and 1.74% and 19.83%, respectively, for the first quarter of 2019.

(1)	Considered a non-GAAP financial measure.
(2)	See Table 7 for a detail of non-routine income and expenses.

Balance Sheet:

We continued to generate quality loan and deposit growth throughout our footprint during the quarter, bringing total assets to $17.5 billion as of June 30, 2019, an increase of $51.1 million or 0.3%, from March 31, 2019, and an increase of $6.2 billion or 54.8%, from June 30, 2018.  The year-over-year increases throughout this release are impacted by the acquisition of State Bank which added $4.8 billion in total assets on January 1, 2019, and the linked quarter increase was softened by $164 million of loan sales as well as a $70 million decline in the securities portfolio due to portfolio rebalancing during the current quarter.

Loans. Loan balances for the second quarter of 2019 reflected conservative organic growth, with period-end balances lessened by $164 million of loan sales aimed at reducing certain risk profiles.

Loans at June 30, 2019 totaled $13.6 billion as compared to $9.0 billion and $13.6 billion at June 30, 2018 and March 31, 2019, respectively. Loans increased $1.5 billion or 16.4% since June 30, 2018, excluding the impact of the loans acquired from State Bank, and were essentially unchanged from March 31, 2019.  The second quarter included a sale of certain equipment finance loans acquired through the State Bank merger, reducing loans by $130 million, as well as $34 million in non-core mortgage sales. The sales resulted in a gain of $1.9 million during the quarter.  Excluding the impact of these sales, total loans grew $169 million or 1.0% during the second quarter of 2019.   On a year-to-date basis, originated loans grew 4.0%, as compared to 8.8% year-to-date for 2018, reflecting management’s intentional efforts to moderate loan growth in 2019.  The lower loan growth also reflects intentional movement away from targeted lending sectors and profiles.

Securities. Investment securities for the second quarter of 2019 declined modestly due to routine portfolio rebalancing that realized a net gain in the current quarter of $938 million.   Investment securities at June 30, 2019 were $1.7 billion as compared to $1.0 billion at June 30, 2018 and $1.9 billion at March 31, 2019.

Funding. Our funding activities reflected strong performance this quarter with meaningful core deposits growth, further decline in period-end brokered deposits and wholesale funds, and successful execution of a subordinated debt offering allowing us to lower debt and interest costs while adding to our capital base.

Deposits at June 30, 2019 totaled $14.5 billion as compared to $9.3 billion and $14.2 billion at June 30, 2018 and March 31, 2019, respectively. Excluding the impact of deposits assumed from State Bank, deposits increased by $1.1 billion or 11.4% from June 30, 2018. The year-over-year deposit increase was driven by growth in core customer deposits (total deposits excluding brokered deposits) of $1.0 billion, or 12.0%, from June 30, 2018. The linked quarter increase included an increase of $276 million, or 2.1% in core deposits, while brokered deposits were $868 million or 6.0% of total deposits at June 30, 2019.  Additionally, on July 3, 2019, $228 million in brokered deposits matured that we don’t currently anticipate replacing in the latter half of 2019.

Total borrowings at were $376 million at June 30, 2019 down from $471 million at June 30, 2018 and $717 million at March 31, 2019.  The linked quarter decline was largely due to lower FHLB borrowings as a result of increased core deposits. Additionally, in June 2019, we paid off $145 million of senior debt yielding 4.875% with cash and proceeds from an $85 million subordinated debt offering.   The subordinated debt has a ten-year maturity, is fixed rate for five years at 4.75% and qualifies for Tier 2 capital at the holding company.

Shareholders’ equity reflected a 5.4% growth during the second quarter of 2019 driven by increases in the value of our interest rate collar based on lower interest rate expectations, as well as net earnings for the quarter.   Shareholder’s equity was $2.4 billion at June 30, 2019, an increase of $1.0 billion from June 30, 2018, and an increase of $123.2 million from March 31, 2019.

•

Tangible common shareholders’ equity(1) was $1.8 billion at June 30, 2019, an increase of $756.2 million from June 30, 2018, and an increase of $126.3 million from March 31, 2019.  The year over year increase resulted primarily from common stock issued of $826.1 million related to the merger with state Bank Financial Corporation. The linked quarter increase resulted from net income of $48.3 million and an increase of $95.3 million in other comprehensive income which resulted from increased fair values of derivatives and securities. These items were partially offset by dividends of $22.5 million.

•	Tangible book value per share(1) was $14.21 as of June 30, 2019, an increase of $1.36 from $12.85 as of June 30, 2018, and an increase of $0.98 from $13.23 as of March 31, 2019.
•	Total outstanding shares at June 30, 2019 were 128.8 million.
•	Total shareholders’ equity to total assets and tangible equity to tangible assets were 13.9% and 10.8%, respectively, at June 30, 2019.

Asset Quality:

Credit quality.  Credit costs were elevated during the second quarter of 2019 as we experienced deterioration in certain credits resulting in charge-offs and increased loan provisions.

•

Net charge-offs were $18.6 million compared to $2.2 million and $0.6 million for the quarters ended June 30, 2018 and March 31, 2019, respectively. On a year-to-date basis, 2019 charge offs are 0.28% of average loans as compared to 0.06% for the full year 2018 and 0.18% for the trailing four quarters.  This quarter’s charge-offs were predominantly related to four credits, all previously designated as impaired.  Three of the credits were general C&I and one restaurant.

•

Loan loss provisions for the second quarter of 2019 were $28.9 million driven by higher charge-offs and specific reserves, as well as general credit migration primarily in the C&I portfolio.  The allowance for credit losses (“ACL”) increased to $115.3 million or 0.85% of total loans as of June 30, 2019, as compared to $90.6 million or 1.01% of total loans as of June 30, 2018, and $105.0 million or 0.77% of total loans as of March 31, 2019.

•	Loans 30-90 days past due remained low at 0.15% of total loans at June 30, 2019, down slightly from 0.16% at March 31, 2019.
•

Nonperforming assets (“NPAs’) as a percent of total loans, OREO and other NPAs was 0.85% at June 30, 2019, compared 0.63% at both June 30, 2018 and March 31, 2019.  NPAs totaled $116.4 million, $57.0 million and $86.0 million as of June 30, 2019, June 30, 2018 and March 31, 2019, respectively. The increase in NPA’s in the second quarter of 2019 resulted from the addition of three loans totaling $30.9 million as nonaccrual loans, one energy, one restaurant and one general C&I.

•	Total criticized loans as a percent of total loans at June 30, 2019 was 3.0% as compared to 3.7% at June 30, 2018 and 2.6% at March 31, 2019.

Total Revenue:

This quarter’s total operating revenue reflected stable underlying revenue driven by flat earning assets that, as compared to the linked quarter, was negatively impacted by timing of hedge income and lower accretion on acquired loans.

Total operating revenue(1) for the second quarter of 2019 was $192.5 million, up 60.3% from the same period in 2018 and down 3.7% from the linked quarter. On a year-to-date basis, operating revenue for the first half of 2019 was $392.5 million, up 66.1% from the same period in 2018.   The year over year revenue increase reflects strong loan growth during the period as well as the impact of the State Bank acquisition.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Net interest income for the 2019 second quarter compared to the linked quarter reflected solid growth in both average loans and deposits with an expected modest increase in core deposit costs combined with a slightly softer originated loan yield (excluding hedge impacts).   The margin was also impacted by timing of income related to our hedges and accretion.

Net interest income for the second quarter of 2019 was $160.8 million, an increase of $65.4 million or 68.6%, from the same period in 2018, and a decrease of $8.5 million or 5.0% from the first quarter of 2019.

•

Our fully tax-equivalent net interest margin (“NIM”) increased in the second quarter of 2019 to 3.97% as compared to 3.66% for the second quarter of 2018 and declined from 4.21% for the first quarter of 2019.

•	On a year-to-date basis, the NIM for 2019 increased to 4.09% compared to 3.65% for 2018.

The year-over-year increase in NIM reflects the merger with State Bank and the related positive impact on our funding costs, loan yields and accretion income.  The NIM decline in the second quarter of 2019 as compared to the linked quarter was driven primarily by:

•	-5 basis point (“bp”) from core deposit cost increases;
•	-9 bp impact due to timing of interest rate hedge accounting adjustments; and
•	-5 bp from lower net accretion from acquired loans.

Average earning assets for the second quarter of 2019 were $16.3 billion, an increase of $5.8 billion from the prior year’s quarter from both organic and acquired growth, and a decline of $0.1 billion from the linked quarter due to increases in average loans offset by lower short-term investments in the current quarter.

Originated Loans and Hedge Income:

•	Average originated loans increased $233 million linked quarter, with year-over-year growth of $1.6 billion, reflecting solid quarterly growth, moderated from prior year as noted previously.
•

Yield on originated loans was 5.43% for the second quarter of 2019, as compared to 5.02% and 5.61% for the second quarter of 2018 and the first quarter of 2019, respectively.  Compared to the linked quarter, the yield was negatively impacted in the second quarter by timing related to our collar between the first and second quarters of 2019.

o

$4 billion notional collar:  Hedge income for the collar for the second quarter of 2019 was ($1.7) million as compared to $1.7 million for the first quarter of 2019.  The collar income year-to-date for 2019 was zero.

o

$650 million rate swaps:  Hedge income for the swaps for the second quarter of 2019 was ($1.5) million as compared to ($1.2) million for the second quarter of 2018 and ($1.5) million for the first quarter of 2019.   Swap income year-to-date for 2019 was ($3.0) million as compared to ($1.5) million for 2018.

•

Yield on the underlying originated loans (excluding hedge impact) was 5.56% for the second quarter of 2019, as compared to 5.08% and 5.60% for the second quarter of 2018 and first quarter of 2019, respectively.

•	Approximately 69% of the total loan portfolio is floating at June 30, 2019.

Acquired Loans:

•	Acquired loan average balances declined $109.5 million during the second quarter of 2019 due to routine payoff activity, with the increase year-over-year due to the State Bank acquisition.
•

Acquired loan yields during the second quarter of 2019 were impacted by various State Bank purchase accounting adjustments applied in the second quarter incorporating impact from January 1, 2019 (“Day 1”). The adjustments also included quarterly refinements of legacy acquired loan portfolio cash flows.

•

Year-to-date 2019 yields are 10.14% on the ACI portfolio, excluding recovery accretion, and 6.59% on the ANCI portfolio. We currently expect that the year-to-date yields of the acquired portfolios, excluding recovery accretion, materially represent those portfolio’s inherent yields for the remainder of 2019, absent significant changes in payoff expectations, other currently unknown purchase accounting adjustments or changes in interest rate indices.

    Cost of Funds:

•

We experienced modest increases in funding costs this quarter with total cost of funds for the second quarter of 2019 of 1.50% compared to 1.18% for the second quarter of 2018 and 1.42% in the linked quarter.   Total cost of deposits for the second quarter of 2019 was 1.39% compared to 0.98% for the second quarter of 2018, and 1.30% for the linked quarter.

•

The increase in costs during the linked quarter related primarily to core deposit cost increases impacting both interest-bearing demand and time deposits related to the lagging beta impact from the 2018 rate increases.  The cost of deposits was also negatively impacted by higher average wholesale funding balances related to seasonal deposit balances.

•

Cost of funds for the latter half of 2019 will be positively impacted by the $60 million reduction in debt related to the June subordinated debt issuance and senior debt repayment, as well as the maturity of $228 million in brokered deposits on July 3, 2019.

•	Noninterest-bearing deposits increased to 22.8% of total deposits compared to 22.6% at March 31, 2019.

Noninterest income for the second quarter of 2019 was $31.7 million, an increase of $7.1 million or 28.6% from the same period of 2018 due to broader growth and the State Bank merger, and an increase of $1.1 million or 3.5% over the linked quarter.

•

Total service fees and revenue for the second quarter of 2019 were $27.9 million, an increase of $6.5 million or 30.3% from the same period of 2018, and an increase of $0.1 million or 0.5% from the first quarter of 2019. The year-over-year increase in fees was due to across the board business growth and the merger.  The linked quarter results included business volume driven increases in investment advisory, trust, and credit-related fees, which were offset by declines in payroll processing (revenue cycle results in higher first quarter revenue), and service charges on deposit accounts.

•

Other noninterest income was $3.8 million and increased by $0.1 million from the second quarter of 2018 and by $0.9 million from the linked quarter. The year over year variance included increases of $1.9 million in gain on sales of nonmortgage loans, $1.4 million in valuation of net profits interests and $2.8 million in gains on sales of securities, offset by the $4.9 million gain on sale of insurance subsidiary assets in the 2018 quarter, and a revaluation of an earnout receivable of $2.0 million related to the insurance asset sale in the current 2019 quarter.   The linked quarter increase primarily resulted from the $1.9 million gain on sale of nonmortgage loans offset by the $2.0 million earnout receivable revaluation.

•	Noninterest income as a percent of total revenues was 16.5% for the second quarter of 2019 compared to 20.6% and 15.3% for the second quarter of 2018 and first quarter of 2019, respectively.

Noninterest expense for the second quarter of 2019 declined compared to the linked quarter as merger costs materially declined during the second quarter, partially offset by an expected increase in broader operating costs associated with a larger company post-State Bank integration.

Noninterest expense for the second quarter of 2019 was $100.5 million, an increase of $38.1 million or 61.0% from $62.4 million for the same period in 2018, and a decrease of $12.9 million or 11.4% from $113.4 million for the first quarter of 2019. The linked quarter decrease resulted primarily from a decrease of $17.4 million in merger related expenses, partially offset by an increase of $4.5 million in operating expense.

The linked quarter decrease resulted from:

•	Decrease of $17.4 million in merger related costs as both the merger date and systems integration took place in the first quarter of 2019;
•	Increase of $1.8 million in technology costs associated with operating and processing a larger institution on a fully integrated basis;
•	Increase of $1.4 million in business volume related expenses due to strong loan and deposit volumes;
•	Increase of $0.7 million due to operational losses; and
•	Increase of $0.4 million in loss on sale of other real estate.

Adjusted noninterest expenses(2), which exclude the impact of non-routine items(2), were $96.0 million for the second quarter of 2019, up $36.6 million or 61.6% from $59.4 million for the second quarter of 2018 and up $4.5 million or 5.0% from $91.4 million for the first quarter of 2019. Non-routine expenses for the second quarter and first quarter of 2019 consisted of $4.6 million and $22.0 million, respectively, in State Bank merger related expenses. For the second quarter of 2018, non-routine expenses included $1.2 million in secondary offering expenses, $0.8 million in merger related expenses, and $1.1 million in other expenses.

Our efficiency ratio(1) for the second quarter of 2019 reflects lower operating revenue combined with increases in quarterly operating expenses.   The second quarter of 2019 efficiency ratio was 52.2% compared to 52.0% for the second quarter of 2018 and 56.7% for the first quarter of 2019. The efficiency ratio in all quarters was impacted by the noted non-routine expenses.  Excluding non-routine revenues and expenses, the adjusted efficiency ratio(1) was 50.0%, 50.7%, and 45.7% for the second quarter of 2019, second quarter of 2018, and first quarter of 2019, respectively.

Taxes:

The effective tax rate for the quarter ended June 30, 2019, was 23.3% compared to 22.7% for the quarter ended March 31, 2019, and 14.9% for the quarter ended June 30, 2018.  The full year 2019 effective tax rate is currently estimated as 23.1%.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (Unaudited) are included in this release following the customary disclosure information.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 7 for a detail of non-routine income and expenses.

Second Quarter 2019 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss second quarter 2019 results on Monday, July 22, 2019, at 12:00 p.m. CT / 1:00 p.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	0554913

For those unable to participate in the live presentation, a replay will be available through August 5, 2019.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10132912
End Date:	August 5, 2019

Webcast Access:

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website: www.cadencebancorporation.com.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.5 billion in assets as of June 30, 2019. Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.

Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the possibility that the anticipated benefits of the merger with State Bank are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence and State Bank do business. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”. “adjusted return on average assets”, “adjusted diluted earnings per share” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 7).

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2019	March 31, 2019(1)	December 31, 2018	September 30, 2018	June 30, 2018
Statement of Income Data:
Interest income	$217,124	$222,185	$143,857	$131,753	$123,963
Interest expense	56,337	52,896	40,711	33,653	28,579
Net interest income	160,787	169,289	103,146	98,100	95,384
Provision for credit losses	28,927	11,210	8,422	(1,365)	1,263
Net interest income after provision	131,860	158,079	94,724	99,465	94,121
Noninterest income - service fees and revenue	27,882	27,741	21,217	20,490	21,395
Noninterest income - other noninterest income	3,840	2,923	(210)	3,486	3,277
Noninterest expense	100,529	113,440	72,697	61,231	62,435
Income before income taxes	63,053	75,303	43,034	62,210	56,358
Income tax expense	14,707	17,102	10,709	15,074	8,384
Net income	$48,346	$58,201	$32,325	$47,136	$47,974
Weighted average common shares outstanding
Basic	128,791,933	130,485,521	83,375,485	83,625,000	83,625,000
Diluted	129,035,553	130,549,319	83,375,485	84,660,256	84,792,657
Earnings
Basic	$0.37	$0.44	$0.39	$0.56	$0.57
Diluted	0.37	0.44	0.39	0.56	0.57
Period-End Balance Sheet Data:
Investment securities	$1,684,847	$1,754,839	$1,187,252	$1,206,387	$1,049,710
Total loans, net of unearned income	13,627,934	13,624,954	10,053,923	9,443,819	8,975,755
Allowance for credit losses	115,345	105,038	94,378	86,151	90,620
Total assets	17,504,005	17,452,911	12,730,285	11,759,837	11,305,528
Total deposits	14,487,821	14,199,223	10,708,689	9,558,276	9,331,055
Noninterest-bearing deposits	3,296,652	3,210,321	2,454,016	2,094,856	2,137,407
Interest-bearing deposits	11,191,169	10,988,902	8,254,673	7,463,420	7,193,648
Borrowings and subordinated debentures	376,240	717,278	471,770	662,658	471,453
Total shareholders’ equity	2,426,072	2,302,823	1,438,274	1,414,826	1,389,956
Average Balance Sheet Data:
Investment securities	$1,716,550	$1,748,714	$1,187,947	$1,141,704	$1,183,055
Total loans, net of unearned income	13,921,873	13,798,386	9,890,419	9,265,754	8,848,820
Allowance for credit losses	106,656	97,065	87,996	92,783	93,365
Total assets	17,653,511	17,634,267	12,249,819	11,585,969	11,218,432
Total deposits	14,645,109	14,579,771	10,038,180	9,489,268	9,135,359
Noninterest-bearing deposits	3,281,383	3,334,399	2,210,793	2,153,097	2,058,255
Interest-bearing deposits	11,363,727	11,245,372	7,827,387	7,336,171	7,077,104
Borrowings and subordinated debentures	441,619	554,281	652,813	567,864	595,087
Total shareholders’ equity	2,331,855	2,241,652	1,412,643	1,395,061	1,358,770

(1)	Certain reclassifications have been made to the first quarter of 2019 to conform to second quarter presentation.

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Per Share Data:
Book value per common share	$18.84	$17.88	$17.43	$16.92	$16.62
Tangible book value (1)	14.21	13.23	13.62	13.15	12.85
Cash dividends declared	0.175	0.175	0.150	0.150	0.125
Dividend payout ratio	47.30%	39.77%	38.46%	26.79%	21.93%
Performance Ratios:
Return on average common equity (2)	8.32%	10.53%	9.08%	13.40%	14.16%
Return on average tangible common equity (1) (2)	12.23	15.54	11.85	17.50	18.79
Return on average assets (2)	1.10	1.34	1.05	1.61	1.72
Net interest margin (2)	3.97	4.21	3.55	3.58	3.66
Efficiency ratio (1)	52.22	56.73	58.55	50.16	52.00
Adjusted efficiency ratio (1)	49.97	45.73	48.99	48.36	50.74
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs	0.85%	0.63%	0.81%	0.66%	0.63%
Total nonperforming loans to total loans	0.80	0.57	0.74	0.50	0.44
Total ACL to total loans	0.85	0.77	0.94	0.91	1.01
ACL to total nonperforming loans ("NPLs")	106.08	135.01	127.12	182.52	230.60
Net charge-offs to average loans (2)	0.54	0.02	0.01	0.13	0.10
Capital Ratios:
Total shareholders’ equity to assets	13.9%	13.2%	11.3%	12.0%	12.3%
Tangible common equity to tangible assets (1)	10.8	10.1	9.1	9.6	9.8
Common equity tier 1 (3)	10.7	10.4	9.8	10.4	10.5
Tier 1 leverage capital (3)	10.2	10.0	10.1	10.7	10.7
Tier 1 risk-based capital (3)	10.7	10.4	10.1	10.7	10.9
Total risk-based capital (3)	12.8	11.9	11.8	12.4	12.7
_____________________
(1)

Considered a non-GAAP financial measure. See Table 7 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 - Average Balances/Yield/Rates

	For the Three Months Ended June 30,
	2019			2018
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,044,825	$135,946	5.43%	$8,430,875	$105,536	5.02%
ANCI portfolio	3,586,344	55,266	6.18	175,378	2,594	5.93
ACI portfolio	290,704	10,799	14.90	242,567	5,610	9.28
Total loans	13,921,873	202,011	5.82	8,848,820	113,740	5.16
Investment securities
Taxable	1,500,971	10,298	2.75	838,842	5,518	2.64
Tax-exempt (2)	215,579	2,061	3.83	344,213	3,547	4.13
Total investment securities	1,716,550	12,359	2.89	1,183,055	9,065	3.07
Federal funds sold and short-term investments	597,988	2,667	1.79	452,074	1,269	1.13
Other investments	67,124	520	3.11	55,909	634	4.55
Total interest-earning assets	16,303,535	217,557	5.35	10,539,858	124,708	4.75
Noninterest-earning assets:
Cash and due from banks	111,337			80,000
Premises and equipment	128,067			62,711
Accrued interest and other assets	1,217,228			629,228
Allowance for credit losses	(106,656)			(93,365)
Total assets	$17,653,511			$11,218,432
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,732,568	$30,195	1.57%	$4,712,302	$11,700	1.00%
Savings deposits	251,270	245	0.39	189,567	133	0.28
Time deposits	3,379,889	20,298	2.41	2,175,235	10,497	1.94
Total interest-bearing deposits	11,363,727	50,738	1.79	7,077,104	22,330	1.27
Other borrowings	300,897	3,051	4.07	459,678	3,785	3.30
Subordinated debentures	140,722	2,548	7.26	135,409	2,464	7.30
Total interest-bearing liabilities	11,805,346	56,337	1.91	7,672,191	28,579	1.49
Noninterest-bearing liabilities:
Demand deposits	3,281,383			2,058,255
Accrued interest and other liabilities	234,927			129,216
Total liabilities	15,321,656			9,859,662
Shareholders' equity	2,331,855			1,358,770
Total liabilities and shareholders' equity	$17,653,511			$11,218,432
Net interest income/net interest spread		161,220	3.45%		96,129	3.26%
Net yield on earning assets/net interest margin			3.97%			3.66%
Taxable equivalent adjustment:
Investment securities		(433)			(745)
Net interest income		$160,787			$95,384
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.

Table 2 (Continued) - Average Balances/Yield/Rates

	For the Three Months Ended June 30, 2019			For the Three Months Ended March 31, 2019
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$10,044,825	$135,946	5.43%	$9,811,821	$135,815	5.61%
ANCI portfolio	3,586,344	55,266	6.18	3,684,905	63,587	7.00
ACI portfolio	290,704	10,799	14.90	301,660	6,349	8.54
Total loans	13,921,873	202,011	5.82	13,798,386	205,751	6.05
Investment securities
Taxable	1,500,971	10,298	2.75	1,531,514	10,796	2.86
Tax-exempt (2)	215,579	2,061	3.83	217,200	2,202	4.11
Total investment securities	1,716,550	12,359	2.89	1,748,714	12,998	3.01
Federal funds sold and short-term investments	597,988	2,667	1.79	763,601	3,281	1.74
Other investments	67,124	520	3.11	58,139	618	4.31
Total interest-earning assets	16,303,535	217,557	5.35	16,368,840	222,648	5.52
Noninterest-earning assets:
Cash and due from banks	111,337			118,833
Premises and equipment	128,067			128,990
Accrued interest and other assets	1,217,228			1,114,669
Allowance for credit losses	(106,656)			(97,065)
Total assets	$17,653,511			$17,634,267
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$7,732,568	$30,195	1.57%	$8,011,001	$29,259	1.48%
Savings deposits	251,270	245	0.39	248,651	226	0.37
Time deposits	3,379,889	20,298	2.41	2,985,720	17,186	2.33
Total interest-bearing deposits	11,363,727	50,738	1.79	11,245,372	46,671	1.68
Other borrowings	300,897	3,051	4.07	418,347	3,695	3.58
Subordinated debentures	140,722	2,548	7.26	135,934	2,530	7.55
Total interest-bearing liabilities	11,805,346	56,337	1.91	11,799,653	52,896	1.82
Noninterest-bearing liabilities:
Demand deposits	3,281,383			3,334,399
Accrued interest and other liabilities	234,927			258,563
Total liabilities	15,321,656			15,392,615
Stockholders' equity	2,331,855			2,241,652
Total liabilities and stockholders' equity	$17,653,511			$17,634,267
Net interest income/net interest spread		161,220	3.45%		169,752	3.70%
Net yield on earning assets/net interest margin			3.97%			4.21%
Taxable equivalent adjustment:
Investment securities		(433)			(463)
Net interest income		$160,787			$169,289
_____________________

(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.

Table 3 – Loan Interest Income Detail

	Year-To-Date	For the Three Months Ended,
(In thousands)	June 30, 2019	June 30, 2019	March 31, 2019 (1)	December 31, 2018	September 30, 2018	June 30, 2018
Loan Interest Income Detail
Interest income on originated loans	$271,761	$135,946	$135,815	$122,674	$112,419	$105,536
ANCI loans: interest income	100,204	49,095	51,109	4,571	3,219	2,405
ANCI loans: accretion	18,649	6,171	12,478	(273)	176	189
ACI loans: scheduled accretion for the period	14,885	8,989	5,896	4,724	4,881	5,016
ACI loans: recovery income for the period	2,263	1,810	453	860	362	594
Loan interest income	$407,762	$202,011	$205,751	$132,556	$121,057	$113,740

Originated loan yield	5.52%	5.43%	5.61%	5.20%	5.11%	5.02%
ANCI loan yield without discount accretion	5.56	5.49	5.63	5.55	4.23	5.50
ANCI loan yield on discount accretion	1.03	0.69	1.37	(0.33)	0.23	0.43
ACI loan yield without recovery income	10.14	12.40	7.93	9.81	8.65	8.44
ACI loan yield on recovery income	1.54	2.50	0.61	0.86	0.42	0.84
Total loan yield	5.93%	5.82%	6.05%	5.32%	5.18%	5.16%

(1)	Certain reclassifications have been made to the first quarter of 2019 to conform to second quarter presentation.

Table 4 - Allowance for Credit Losses

	For the Three Months Ended
(In thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Balance at beginning of period	$105,038	$94,378	$86,151	$90,620	$91,537
Charge-offs	(18,981)	(938)	(318)	(3,265)	(3,650)
Recoveries	361	388	123	161	1,470
Net charge-offs	(18,620)	(550)	(195)	(3,104)	(2,180)
Provision for (reversal of) credit losses	28,927	11,210	8,422	(1,365)	1,263
Balance at end of period	$115,345	$105,038	$94,378	$86,151	$90,620

(In thousands)
Allocation of Ending ACL
Originated loans	$105,369	$96,387	$85,402	$77,137	$81,520
Acquired non-credit impaired loans	1,091	1,117	1,052	817	1,110
Acquired credit impaired loans	8,886	7,534	7,924	8,197	7,990
	$115,345	$105,038	$94,378	$86,151	$90,620

Table 5 -Noninterest Income

	For the Three Months Ended
(In thousands)	June 30, 2019	March 31, 2019(1)	December 31, 2018	September 30, 2018	June 30, 2018
Noninterest Income
Investment advisory revenue	$5,797	$5,642	$5,170	$5,535	$5,343
Trust services revenue	4,578	4,335	4,182	4,449	4,114
Service charges on deposit accounts	4,730	5,130	3,856	3,813	3,803
Credit-related fees	5,341	4,870	5,191	3,549	3,807
Payroll processing revenue	1,161	1,419	-	-	-
Bankcard fees	2,279	2,213	1,073	1,078	1,915
SBA income	1,415	1,449	-	-	-
Mortgage banking revenue	674	579	398	747	650
Other service fees	1,907	2,104	1,347	1,319	1,346
Total service fees and revenue	27,882	27,741	21,217	20,490	20,978
Securities (losses) gains, net	938	(12)	(54)	2	(1,813)
Other	2,902	2,935	(156)	3,484	5,507
Total other noninterest income	3,840	2,923	(210)	3,486	3,694
Total noninterest income	$31,722	$30,664	$21,007	$23,976	$24,672

(1)	Certain reclassifications have been made to the first quarter of 2019 to conform to second quarter presentation.

Table 6 -Noninterest Expense

	For the Three Months Ended
(In thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Noninterest Expenses
Salaries and employee benefits	$53,660	$53,471	$43,495	$35,790	$38,268
Premises and equipment	11,148	10,958	8,212	7,544	7,131
Merger related expenses	4,562	22,000	2,049	178	756
Intangible asset amortization	5,888	6,073	598	650	715
Data processing	3,435	2,594	2,117	1,989	2,304
Consulting and professional fees	1,899	2,229	3,675	4,266	2,409
Loan related expenses	1,740	910	1,424	821	645
FDIC insurance	1,870	1,752	1,230	1,237	1,223
Communications	1,457	998	684	682	703
Advertising and public relations	1,104	781	928	679	575
Legal expenses	645	158	395	242	468
Other	13,122	11,516	7,889	7,153	7,238
Total noninterest expenses	$100,529	$113,440	$72,697	$61,231	$62,435

Table 7 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Efficiency ratio
Noninterest expenses (numerator)	$100,529	$113,440	$72,697	$61,231	$62,435
Net interest income	$160,787	$169,289	$103,146	$98,100	$95,384
Noninterest income	31,722	30,664	21,007	23,976	24,672
Operating revenue (denominator)	$192,509	$199,953	$124,153	$122,076	$120,056
Efficiency ratio	52.22%	56.73%	58.55%	50.16%	52.00%
Adjusted efficiency ratio
Noninterest expenses	$100,529	$113,440	$72,697	$61,231	$62,435
Less: Merger related expenses	4,562	22,000	2,049	178	756
Less: Secondary offerings expenses	—	—	—	2,022	1,165
Plus: Specially designated bonuses	—	—	9,795	—	—
Less: Other non-routine expenses(1)	—	—	—	—	1,145
Adjusted noninterest expenses (numerator)	$95,967	$91,440	$60,853	$59,031	$59,369
Net interest income	$160,787	$169,289	$103,146	$98,100	$95,384
Noninterest income	31,722	30,664	21,007	23,976	24,672
Plus: Revaluation of receivable from sale of insurance assets	2,000	—	—	—	—
Less: Gain on sale of insurance assets	—	—	—	—	4,871
Less: gain on sale of acquired commercial loans	1,514	—	—	—	—
Less: Securities (losses) gains, net	938	(12)	(54)	2	(1,813)
Adjusted noninterest income	31,270	30,676	21,061	23,974	21,614
Adjusted operating revenue (denominator)	$192,057	$199,965	$124,207	$122,074	$116,998
Adjusted efficiency ratio	49.97%	45.73%	48.99%	48.36%	50.74%
Tangible common equity ratio
Shareholders’ equity	$2,426,072	$2,302,823	$1,438,274	$1,414,826	$1,389,956
Less: Goodwill and other intangible assets, net	(595,605)	(598,674)	(314,400)	(314,998)	(315,648)
Tangible common shareholders’ equity	1,830,467	1,704,149	1,123,874	1,099,828	1,074,308
Total assets	17,504,005	17,452,911	12,730,285	11,759,837	11,305,528
Less: Goodwill and other intangible assets, net	(595,605)	(598,674)	(314,400)	(314,998)	(315,648)
Tangible assets	$16,908,400	$16,854,237	$12,415,885	$11,444,839	$10,989,880
Tangible common equity ratio	10.83%	10.11%	9.05%	9.61%	9.78%
Tangible book value per share
Shareholders’ equity	$2,426,072	$2,302,823	$1,438,274	$1,414,826	$1,389,956
Less: Goodwill and other intangible assets, net	(595,605)	(598,674)	(314,400)	(314,998)	(315,648)
Tangible common shareholders’ equity	$1,830,467	$1,704,149	$1,123,874	$1,099,828	$1,074,308
Common shares outstanding	128,798,549	128,762,201	82,497,009	83,625,000	83,625,000
Tangible book value per share	$14.21	$13.23	$13.62	$13.15	$12.85

(1)	Other non-routine expenses for the second quarter of 2018 included expenses related to the sale of the assets of our insurance company.

Table 7 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Return on average tangible common equity
Average common equity	$2,331,855	$2,241,652	$1,412,643	$1,395,061	$1,358,770
Less: Average intangible assets	(597,772)	(602,446)	(314,759)	(315,382)	(323,255)
Average tangible common shareholders’ equity	$1,734,083	$1,639,206	$1,097,884	$1,079,679	$1,035,515
Net income	$48,346	$58,201	$32,325	$47,136	$47,974
Plus: Intangible asset amortization	4,515	4,628	459	498	548
Tangible net income	$52,861	$62,829	$32,784	$47,634	$48,522
Return on average tangible common equity(2)	12.23%	15.54%	11.85%	17.50%	18.79%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,734,083	$1,639,206	$1,097,884	$1,079,679	$1,035,515
Tangible net income	$52,861	$62,829	$32,784	$47,634	$48,522
Non-routine items:
Plus: Merger related expenses	4,562	22,000	2,049	178	756
Plus: Secondary offerings expenses	—	—	—	2,022	1,165
Plus: Specially designated bonuses	—	—	9,795	—	—
Plus: Other non-routine expenses(1)	—	—	—	—	1,145
Plus: Revaluation of receivable from sale of insurance assets	2,000	—	—	—	—
Less: Gain on sale of insurance assets	—	—	—	—	4,871
Less: gain on sale of acquired commercial loans	1,514	—	—	—	—
Less: Securities gains (losses), net	938	(12)	(54)	2	(1,813)
Tax expense:
Less: Benefit of legacy loan bad debt deduction for tax	—	—	—	—	5,991
Less: Income tax effect of tax deductible non-routine items	958	4,694	2,648	34	(166)
Total non-routine items, after tax	3,152	17,318	9,250	2,164	(5,817)
Adjusted tangible net income available to common shareholders	$56,012	$80,146	$42,034	$49,798	$42,705
Adjusted return on average tangible common equity(2)	12.96%	19.83%	15.19%	18.30%	16.54%
Adjusted return on average assets
Average assets	$17,653,511	$17,634,267	$12,249,819	$11,585,969	$11,218,432
Net income	$48,346	$58,201	$32,325	$47,136	$47,974
Return on average assets	1.10%	1.34%	1.05%	1.61%	1.72%
Net income	$48,346	$58,201	$32,325	$47,136	$47,974
Total non-routine items, after tax	3,152	17,318	9,250	2,164	(5,817)
Adjusted net income	$51,497	$75,519	$41,575	$49,300	$42,157
Adjusted return on average assets	1.17%	1.74%	1.35%	1.69%	1.51%
Adjusted diluted earnings per share
Diluted weighted average common shares outstanding	129,035,553	130,549,319	83,375,485	84,660,256	84,792,657
Net income allocated to common stock	$48,176	$58,028	$32,293	$47,080	$47,914
Total non-routine items, after tax	3,152	17,318	9,250	2,164	(5,817)
Adjusted net income allocated to common stock	$51,328	$75,346	$41,543	$49,244	$42,097
Adjusted diluted earnings per share	$0.40	$0.58	$0.50	$0.58	$0.50
Adjusted pre-tax, pre-provision net earnings
Income before taxes	$63,053	$75,303	$43,034	$62,210	$56,358
Plus: Provision for credit losses	28,927	11,210	8,422	(1,365)	1,263
Plus: Total non-routine items before taxes	4,110	22,012	11,898	2,198	8
Adjusted pre-tax, pre-provision net earnings	$96,090	$108,525	$63,354	$63,043	$57,629
(1)	Other non-routine expenses for the second quarter of 2018 included expenses related to the sale of the assets of our insurance company.
(2)	Annualized.